Exhibit 99.1

Appleton to Restructure its Business into Three Divisions

New Structure will improve market focus and reduce costs

(Appleton, Wis., September 8, 2005) Appleton announced today a restructuring plan for its business segments aimed at improving the company’s market focus, streamlining its organizational structure, reducing costs, and positioning the company to pursue international growth opportunities.

The company will be organized into three divisions: technical papers, flexible packaging and international. The new organizational structure will result in the elimination of approximately 40 jobs, primarily at the company’s Appleton, Wis., headquarters. The company expects that this restructuring combined with the benefits of other cost reduction efforts already in place to result in savings of $8 to $10 million in 2006. Appleton will take a charge of $3.7 million for the restructuring.

“Our restructuring is part of an ongoing effort to align our business priorities and to increase value for our customers and shareholders,” said Mark Richards, Appleton’s chief executive officer. “To achieve those goals, we created a new division structure and aligned our technology resources to increase market focus and operating efficiencies and accelerate our product development and growth efforts.”

Focused Growth

Appleton will continue to pursue growth opportunities through a balanced framework of maximizing its core businesses and extending those core businesses into complimentary markets and products. “We will use market insight and leverage our strengths in coating and encapsulation technologies to be better than anyone else at providing technically advanced papers, films and services for communication and packaging to businesses around the world,” said Richards.

Technical Papers Division

The most significant part of the restructuring will combine into a technical papers division Appleton’s carbonless, thermal and security papers businesses. Sales from those businesses in the U.S. and Canada accounted for more than $780 million of Appleton’s $990 million of sales in 2004.

Appleton is the world’s largest producer of carbonless paper and the largest North American producer of thermal paper.

Richards said that creating a technical papers division reaffirms Appleton’s commitment as the market leader in the carbonless and thermal businesses and will enable the company to continue to provide its customers with the innovative products and superior service and value they expect from Appleton.

Appleton will name a person to fill the new position of president of its new technical papers division. Until that appointment is made, John Depies, Appleton’s vice president and general manager of thermal and advanced technical products, Jim McDermott, vice president and general manager of Appleton’s coated solutions business, and Todd Downey, manufacturing director, will continue to manage those businesses.

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September 8, 2005

Flexible Packaging Division

The flexible packaging division will contain Appleton’s packaging subsidiaries, American Plastics and C&H Packaging in Wisconsin and New England Extrusion in Massachusetts and Wisconsin. Steve Sakai will continue to serve as the division’s vice president and general manager.

In April 2003, Appleton purchased C&H Packaging and American Plastics to enter the flexible packaging market and leverage its expertise in coating applications and microencapsulation. C&H Packaging prints and converts flexible plastic packaging materials for companies in the food processing, household and industrial products industries. American Plastics produces high-quality, custom multilayered films and commercial packaging.

In January 2005, Appleton acquired New England Extrusion, a company that produces single and multilayer polyethylene films for packaging applications. New England Extrusion’s polyethylene films complement the high barrier coextruded films American Plastics produces. By sharing their capabilities, American Plastics and New England Extrusion are expanding their abilities to design and produce film products with customer-specified properties. The addition of New England Extrusion is expected to increase sales from Appleton’s flexible packaging division to approximately $100 million for 2005.

International Division

Appleton sells its carbonless and thermal products into approximately 60 countries and international sales accounted for more than 20 percent of Appleton’s 2004 sales. Appleton expects to name a vice president and general manager for its new international division and create a team dedicated solely to increasing the company’s international sales through focused sales and marketing efforts and exploring partnerships, strategic alliances, and supply agreement options. The international division will include BemroseBooth, a provider of secure and specialized print services based in Derby, United Kingdom, that Appleton acquired in December 2003. Graham Bennington will continue to serve as the chief executive officer of BemroseBooth.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,400 people, and is 100 percent employee owned. For more information visit www.appletonideas.com .

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonideas.com

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September 8, 2005

Notice regarding forward-looking statements

This news release contains forward-looking statements.  The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2004 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton’s senior credit facility and senior and senior subordinated notes.